EXHIBIT 99.1

TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street                                                                                                                                                                         Contact:
New York, N.Y. 10022                                                                                                                                                          Mark L. Aaron
                                    212-230-5301

TIFFANY REPORTS HOLIDAY SALES RESULTS

New York, N.Y., January 10, 2012 – Tiffany & Co. (NYSE: TIF) today announced that its worldwide net sales in the two months ended December 31st increased 7% over the prior year, and that management has updated its full year earnings forecast accordingly.

Worldwide net sales rose 7% to $952 million in the holiday period, the result of double-digit sales growth in Asia-Pacific and Japan and smaller increases in the Americas and Europe. On a constant-exchange-rate basis excluding the effect of translating foreign-currency-denominated sales into U.S. dollars, worldwide net sales rose 6% and comparable store sales increased 4% (see “Non-GAAP Measures” schedule).

Net sales highlights by segment:
•
In the Americas region, which includes the United States, Canada and Latin America, sales rose 4% to $503 million. On a constant-exchange-rate basis, total sales increased 4% and comparable store sales rose 2% (comparable Americas’ branch store sales rose 3% and New York flagship store sales declined 1%). Higher sales to tourists from outside the U.S. were partly offset by weakness in spending by U.S. customers. Combined Internet and catalog sales in the Americas were 4% below last year.

•	Sales in the Asia-Pacific region increased 19% to $165 million. On a constant-exchange-rate basis, total sales increased 18% and comparable store sales increased 12% due to growth in most countries.

•	In Japan, sales increased 13% to $160 million. On a constant-exchange-rate basis, total sales rose 5% and comparable store sales increased 6%.

•
Sales in Europe increased 1% to $117 million. On a constant-exchange-rate basis, total sales increased 2% and comparable store sales declined 4%, reflecting modest sales growth in Continental Europe and lower sales in the U.K.

•
At December 31, 2011, the Company operated 246 stores (102 in the Americas, 57 in Asia-Pacific, 55 in Japan and 32 in Europe), versus 232 (96 in the Americas,  51 in Asia-Pacific, 56 in Japan and 29 in Europe) a year ago.

•	Other sales, which primarily include wholesale sales of finished products to independent distributors within emerging markets and wholesale sales of rough diamonds, increased 8% to $8 million.

Michael J. Kowalski, chairman and chief executive officer, said “After achieving very strong and better-than-expected sales and earnings growth in the first three quarters of 2011, sales weakened markedly in the United States and Europe during the holiday season, reflecting restrained spending by consumers for fine jewelry. We are now estimating that earnings per diluted share for the fiscal year ending January 31, 2012 will increase 23% - 25% to a range of $3.60 - $3.65. This estimate compares with a prior forecast made in November of $3.70 - $3.80 per diluted share and our initial fiscal 2011 outlook provided last March of $3.35 - $3.45 per diluted share. All estimates do not include $0.20 per diluted share of nonrecurring expenses.”

He added, “We are in the preliminary stages of financial planning for 2012 and will provide more detailed guidance when we report our full year financial results in March. We remain confident of our ability to expand our worldwide presence, to serve the growing global demand for TIFFANY & CO. products and to achieve a solid rate of annual growth in sales and earnings in 2012 despite economic challenges.”

Next Scheduled Announcement:
The Company expects to report its financial results for the fourth quarter and year ending January 31, 2012 on Tuesday March 20, 2012. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific, Japan and Europe and engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations with respect to sales and earnings growth. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s 2010 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES

Net Sales
The Company’s reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of the sales performance and provides better comparability between reporting periods.

The Company’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company’s operating results. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:
Two Months Ended December 31, 2011
	GAAP Reported	Translation Effect	Constant- Exchange-Rate Basis
Net Sales:
Worldwide	7%	1%	6%
Americas	4%	— %	4%
Asia-Pacific	19%	1%	18%
Japan	13%	8%	5%
Europe	1%	(1)%	2%
Comparable Store Sales:
Worldwide	5%	1%	4%
Americas	2%	— %	2%
Asia-Pacific	13%	1%	12%
Japan	13%	7%	6%
Europe	(4)%	— %	(4)%

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